EXHIBIT 99.1

NB&T Financial Reports Earnings for 2011

January 17, 2012

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2011 of $3.8 million, or $1.11 per share, compared to net income of $8.8 million, or $2.58 per share, for 2010. Net income for 2010 was higher largely due to a bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of American National Bank (“ANB”). In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010.

Net income for the fourth quarter of 2011 was $617,000, or $.18 per share, compared to $718,000, or $.20 per share, for the fourth quarter of 2010. The decline in net income from the same quarter last year is largely due to increased provision for loan losses related to higher realized and estimated losses, partially offset by gains on security sales of $620,000 and decreased bonus accruals.

Net interest income was $23.4 million for 2011, compared to $24.3 million for 2010. Net interest margin declined to 3.77% for 2011 from 3.83% for 2010. The net interest margin decreased primarily due to a decline in higher-yielding loans. Average loans outstanding for 2011, which had an average rate of 5.88%, decreased to $405.8 million from $419.7 million for last year. Due to increased liquidity from lower loan demand, the Company lowered rates on interest-bearing deposits and reduced higher cost Federal Home Loan Bank debt by $24.5 million, decreasing the cost of interest-bearing liabilities from 1.40% for 2010 to .93% for 2011. Net interest margin for the fourth quarter 2011 was 3.61%, compared to 3.69% for the fourth quarter of 2010.

The provision for loan losses for 2011 was $2,935,000, compared to $1,610,000 in 2010. Net charge-offs were $1,981,000 in 2011, compared to $1,671,000 in 2010. Charge-offs in 2011 increased primarily due to the first quarter write-down of one commercial real estate loan. The Company later foreclosed on this loan and the property securing the loan was sold. For the fourth quarter of 2011, the provision for loan losses was $1,525,000, compared to $425,000 for the same quarter last year. For the quarter, net charge-offs were $341,000, compared to $645,000 last year. The provision for loan losses is based on management’s evaluation of the loan loss allowance considering specific loan reserves, general reserves related to charge-off experience and current economic conditions. Specific reserves on problem loans increased $1.3 million in the fourth quarter of 2011 primarily due to one large commercial loan relationship of approximately $1.0 million secured by intangible property and equipment. With the addition of that one large loan in the fourth quarter, non-performing loans increased to $12.1 million at December 31, 2011, compared to $10.5 million at December 31, 2010.

Commenting on these results, President & C.E.O. John J. Limbert said, “As we disclosed in our December 28, 2011 Form 8-K filing, our fourth quarter performance was negatively impacted due to the default in a single commercial loan credit. We increased our allowance for loan losses by $850,000 to address this default. At this time, we have not determined the actual loss potential. Additionally, specific other real estate owned property values continue to decline. New appraisals reflected this decline and the resulting devaluation required our reducing the balances of these properties by an additional $410,000. We were able to offset a significant part of these expenses by selling a portion of our securities portfolio and recognizing a gain and by the reversal of accrued performance-based compensation primarily allocable to executives.” Limbert continued by saying, “At first review our year over year performance is significantly lower. However, our 2010 earnings contain a one-time, non-recurring, after-tax gain of approximately $5 million dollars. This amount is a bargain purchase gain from the FDIC assisted purchase of the American National Bank in Parma, and is virtually the entire difference in our earnings.”

Total non-interest income was $9.7 million for 2011, compared to $16.4 million for 2010, reflecting the Company’s 2010 bargain purchase pre-tax gain of approximately $7.6 million and the pre-tax gain of $1.4 million on the sale of its insurance agency. In 2011, the Company sold approximately $45.4 million in securities and realized gains of $1.8 million. No securities were sold in 2010. Total non-interest income was $2.7 million in the fourth quarter of 2011, compared to $1.9 million in the same quarter last year.

Total non-interest expense was $25.1 million in 2011, compared to $26.5 million in 2010. Non-interest expenses for 2010 were higher due to increased bonus plan expense and acquisition related expenses. Total non-interest expense was $6.1 million in the fourth quarter of 2011, compared to $6.5 million in the fourth quarter of 2010. Non-interest expenses in the fourth quarter of 2010 were higher due to a prepayment penalty on the early payoff of Federal Home Loan Bank debt.

On December 20, 2011, the Board of Directors declared a dividend of $0.30 per share, payable January 23, 2012 to shareholders of record on December 30, 2011. A dividend of $0.30 per share was also declared in the fourth quarter of 2010.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Twelve Months Ending
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	12/31/2011	12/31/2010
Statements of Income
Interest income	$6,685	$6,829	$7,348	$7,310	$7,731	$28,172	$31,613
Interest expense	999	1,079	1,270	1,386	1,737	4,734	7,333

Net interest income	5,686	5,750	6,078	5,924	5,994	23,438	24,280
Provision for loan losses	1,525	475	385	550	425	2,935	1,610
Other non-interest income	2,080	2,148	1,907	1,769	1,892	7,904	8,875
Gain on bargain purchase	—	—	—	—	—	—	7,572
Other-than-temporary impairment charge	—	—	—	—	—	—	(50)
Net gains/(losses) on sales of securities	620	421	(10)	789	—	1,820	—

Total non-interest income	2,700	2,569	1,897	2,558	1,892	9,724	16,397
Total non-interest expenses	6,116	6,282	6,146	6,579	6,502	25,123	26,458

Income before income taxes	745	1,562	1,444	1,353	959	5,104	12,609
Income taxes	128	432	395	348	241	1,303	3,800

Net income	$617	$1,130	$1,049	$1,005	$718	$3,801	$8,809

Per Share Data
Basic earnings per share	$0.18	$0.33	$0.31	$0.29	$0.20	$1.11	$2.58
Diluted earnings per share	0.18	0.33	0.31	0.29	0.20	1.11	2.58
Dividends per share	0.30	0.30	0.30	0.30	0.30	1.20	1.17
Book value at quarter end	20.68	20.98	20.71	20.49	20.74	20.68	20.74
Average basic shares outstanding	3,423	3,424	3,424	3,424	3,412	3,424	3,411
Average diluted shares outstanding	3,431	3,430	3,436	3,448	3,430	3,436	3,414

Balance Sheet Items (Quarter End)
Total assets	$675,588	$674,030	$675,028	$667,552	$690,574	$675,588	$690,574
Securities	139,744	145,457	137,071	122,679	133,855	139,744	133,855
Loans, including loans held for sale	404,470	405,009	408,516	408,710	414,978	404,470	414,978
Allowance for loan losses	4,668	3,484	3,475	3,506	3,714	4,668	3,714
Deposits	581,383	576,391	580,730	575,375	584,373	581,383	584,373
Borrowings	15,310	16,485	16,347	16,225	28,089	15,310	28,089
Total shareholders’ equity	70,790	71,845	70,903	70,148	71,019	70,790	71,019

Assets Under Management
Total assets	$675,588	$674,030	$675,028	$667,552	$690,574	$675,588	$690,574
Cash management sweep accounts	33,834	42,310	38,842	47,167	37,338	33,834	37,338
Market value of trust assets	197,274	190,957	200,337	171,844	172,162	197,274	172,162

Total assets under management	$906,696	$907,297	$914,207	$886,563	$900,074	$906,696	$900,074

Selected Financial Ratios
Return on average assets (annualized)	0.36%	0.66%	0.62%	0.60%	0.40%	0.56%	1.27%
Return on average equity (annualized)	3.39	6.39	5.97	5.72	3.97	5.33	12.65
Dividend payout ratio	166.67	90.91	96.77	103.45	150.00	108.11	45.35
Net interest margin	3.61	3.67	3.95	3.84	3.69	3.77	3.83
Non-interest expense to total revenue	72.93	75.51	77.07	77.56	82.45	75.76	65.04
Average loans to average total assets	58.55	59.64	60.51	59.94	59.52	59.62	60.53

Asset Quality
Nonaccrual loans	$12,007	$9,646	$11,452	$10,023	$9,490	$12,007	$9,490
Accruing and 90 or more days past due	133	3	1,049	1,038	1,037	133	1,037

Total nonperforming loans	$12,140	$9,649	$12,501	$11,061	$10,527	$12,140	$10,527

Other real estate owned	3,520	4,236	4,175	4,658	4,254	3,520	4,254
Net charge-offs	341	466	415	759	645	1,981	1,671

Non-performing loans to total loans	3.00%	2.38%	3.06%	2.71%	2.54%	3.00%	2.54%
Loan loss allowance to total loans	1.15	0.86	0.85	0.86	0.89	1.15	0.89
Loan loss allowance to non-performing loans	38.45	36.11	27.80	31.70	35.28	38.45	35.28
Loans 30+ days past due to total loans	0.63	0.92	0.75	1.18	0.87	0.63	0.87
Net charge-offs to average loans	0.34	0.46	0.41	0.75	0.61	0.49	0.40

Capital
Average equity to average total assets	10.55%	10.33%	10.44%	10.42%	10.18%	10.47%	10.04%
Tier 1 leverage ratio**	11.03	11.09	11.17	10.99	10.65	11.03	10.65
Total risk-based capital ratio**	19.01	18.86	18.81	18.57	18.36	19.01	18.36

**	Estimated for current quarter end